EXHIBIT 99.1

NEWS RELEASE

CONTACTS:	Peter Donato, Chief Financial Officer
818-709-1244 x 7271
-or-
Ron Stabiner, The Wall Street Group, Inc.
212-888-4848

FOR IMMEDIATE RELEASE:

IRIS INTERNATIONAL REPORTS THIRD QUARTER OPERATING INCOME UP 7% AND NET EARNINGS UP 18%, BOLSTERED BY RECORD CONSUMABLES AND SERVICE AND IMPROVED COST EFFICIENCIES

CHATSWORTH, Calif., October 27, 2009 – IRIS International, Inc. (NASDAQ: IRIS), bolstered by record contributions from sales of consumables and service and improved cost efficiencies, today announced third quarter operating income increased 7% to $2.3 million and net profits increased 18% to $1.9 million, or $0.11 per diluted share, the highest in any third quarter period, despite a 5% decline in overall revenue to $22.2 million as a result of lower U.S. instrument sales, for the third quarter ended September 30, 2009. This compares with operating income of $2.2 million and net earnings of $1.6 million, or $0.09 per diluted share, on revenue of $23.4 million in the prior year third quarter. Diluted weighted average shares outstanding for the three months ended September 30, 2009 and 2008, were 17.9 million and 18.8 million, respectively.

“While our third quarter business was solid overall with the exception of U.S. instrument sales, we are pleased that order bookings for delivery in the fourth quarter were higher than anticipated, and we are beginning to see initial signs of increased order demand signaling a potential easing in the U.S. capital spending environment. We are also pleased to announce that we have several multi-unit deals in the final stages of the sales funnel for anticipated delivery in the fourth quarter, which should help us achieve our full year revenue and earnings targets. We are also seeing the favorable effects of the cost reduction initiatives implemented late in the second quarter of 2009,” said César M. García, Chairman, President and Chief Executive Officer.

Third quarter earnings reflect an increase in research and development expenditures to $2.9 million, or 13% of revenue, against $2.8 million, or 12% of revenue in the same quarter a year ago, as well as increased R&D tax credits. Consolidated gross profit margins in the third quarter rose to 55% from 50% in the prior period, reflecting the effects of cost cutting programs and, as anticipated in the Company’s long term business model, increasing contributions from higher margin recurring consumables and service revenue, which accounted for 60% of consolidated revenue in the quarter. Cash at the end of the period amounted to $31.0 million, with no debt.

Net profits for the nine months ended September 30, 2009 were $4.3 million, or $0.24 per share, versus $5.6 million, or $0.30 per share, in the 2008 nine month period. Revenues for the 2009 nine month period were $66.1 million, a decline of 4% from the $68.8 million reported in the first nine months of 2008. Diluted average shares outstanding for the 2009 and 2008 nine month periods were 17.9 million and 18.9 million, respectively.

“On new product introductions, we have been diligently working on the new U.S. FDA 510(k) application for our iChem®VELOCITY™ urine chemistry analyzer which we plan to submit during the first quarter of 2010. Our international roll-out continues with satisfactory results as many international units have already been retrofitted to address early performance deficiencies that were present following the product’s international launch. In the meantime, we have secured sufficient inventory of the AUTION MAX AX-4280 urine chemistry analyzer to cover all domestic sales of iQ200 workstations through mid-2010,” Mr. García said.

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Following are third quarter highlights and more detail about results for the third quarter and nine months:

•	Revenue in Q3 2009 of $22.2 million versus $23.4 million in Q3 2008.

•	Diluted EPS of $0.11 for Q3 2009 versus $0.09 in Q3 2008.

•	Record IVD consumables and service revenue increased 15% over Q3 2008; consumables and service revenue of $13.3 million accounted for 60% of consolidated revenue.

•	85 iQ200 analyzers sold in the quarter with more than 2,400 sold to date; prior year period instrument sales of 110 analyzers.

•	Consolidated gross margn of 55% in Q3; consumables and service margin improved to 63%.

•

26 iChemVELOCITY chemistry analyzers sold in Q3 to international market with 176 units shipped since September 2008; U.S. launch of iChemVELOCITY and iRICELL® pending U.S. FDA 510(k) clearance; initiated 510(k) re-submission process.

•	Secured all IRB approvals required to initiate the retrospective clinical study for NADiA®ProsVue™ ultra sensitive prostate-specific antigen diagnostic assay at four luminary clinical sites.

•	Strong debt-free balance sheet with cash of $31.0 million.

The IVD business unit sales decreased 7% to $18.4 million in the third quarter of 2009, compared with $19.9 million in the year ago period. IVD instrument sales decreased 38% to $5.1 million compared with $8.3 million in the third quarter of 2008, due primarily to soft domestic demand. IVD instrument revenue represented 23% of consolidated revenue in the third quarter of 2009 versus 36% in the year ago period. IVD consumables and service revenue grew by 15% to a record $13.3 million for the quarter, compared with $11.5 million in the third quarter of 2008. IVD consumables and service revenue represented 60% of total revenue in the third quarter of 2009 versus 49% in the third quarter of 2008. There were 85 iQ200 urine microscopy analyzers sold in the quarter, increasing the total number of iQ200 analyzers sold to more than 2,400 units, as of September 30, 2009, each generating high margin recurring consumables and service revenue. In addition, there were 26 iChemVELOCITY urine chemistry analyzers sold in the quarter increasing the number of iChemVELOCITY units sold to 176 since its introduction to the international marketplace in September 2008. Revenue at the Iris Sample Processing Division increased 7% to $3.8 million for the third quarter of 2009 compared with revenue of $3.6 million in third quarter of 2008.

Consolidated gross profit margin was 55% in the third quarter of 2009 versus 50% in the comparable year ago period. IVD instruments gross profit margin was 34% in the 2009 third quarter, versus 42% in the year ago period. The instrument’s gross margin in the third quarter of 2009 was negatively impacted by foreign currency translations of $70,000, and iChemVELOCITY related costs of approximately $380,000.

IVD consumables and service gross profit margin was 63% for the 2009 third quarter, compared with 57% in the year ago period. This was driven by increased consumable volumes and improved profitability in the service business. Our service business benefited in the third quarter from a higher than normal volume of orders for iQ®200 spare parts from international distributors and reduced labor costs. Consumables and service profitability continues to improve with the growing installed base of iQ200 analyzers and should continue to benefit from the growing base of iChem®VELOCITY™ analyzers, which is favorably affecting the utilization of our strip manufacturing facility in Marburg, Germany.

Operating expenses increased to $9.9 million, or 44% of sales, in the third quarter of 2009, compared with $9.6 million, or 41% of sales, in the third quarter of 2008. Marketing and selling expenses of $3.8 million in the third quarter of 2009 decreased 8% when compared with marketing and selling expense of $4.2 million in the year ago period as a result of fewer instrument sales resulting in lower commission and GPO expenses. General and administrative expenses in the third quarter of 2009 were $3.2 million, compared with $2.7 million in the prior year period, increasing to 14% of sales from 12% of sales a year ago due to increases in stock based compensation and outside professional services.

Research and development expense for the third quarter of 2009 was $2.9 million, or 13% of revenue, compared with $2.8 million, or 12% of revenue, in the third quarter of 2008.

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The effective tax rate for the third quarter of 2009 was 24%, compared to 32% for the third quarter of 2008 as a result of the generation of additional research and development tax credits and the benefit of miscellaneous discrete items. The Company’s balance sheet remains strong with cash of $31 million and no debt at September 30, 2009.

“We are focused on expanding our new product pipeline and look forward to fully releasing the iChemVELOCITY in 2010, as well as three new products including our NADiA ProsVue and two new products from our Sample Processing Division; the STATSPIN Cytofuge™ 12 cytological centrifuge and the Ovatube™ fecal parasite sample processing system. Based on our steady progress in our 3GEMS programs, we are reallocating and augmenting resources to simultaneously develop our next generation urinalysis platform and our 3GEMS™ hematology program,” Mr. Garcia said.

Company Outlook

IRIS is maintaining guidance for full year 2009, anticipating revenue of $94 - $96 million and earnings of $0.40 - $0.42 per fully diluted share. The 2009 guidance does not include any revenue relating to NADiA®ProsVue™, as we have not yet secured regulatory clearance. Research and development expense is expected to be 13% of revenue. The above estimates assume a 27-28% tax rate for the fourth quarter of 2009.

Conference Call

We will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1- 800-946-0744 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 719-457-2601. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com or http://investor.shareholder.com/media/eventdetail.cfm?eventid=73610&CompanyID=ABEA-2RC4AZ&e=1&mediaKey=0F059E45A57CA28895D6144DD88C64FA. The conference web cast will be archived and available for replay on both websites for 90 days from the date of the broadcast.

About IRIS International, Inc.

IRIS International is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 2,400 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and urinary tract infections. In addition, the Company is developing molecular diagnostic tests based on its Nucleic Acid Detection Immunoassay, or NADiA®, platform, with applications in oncology and infectious disease. For more information visit www.proiris.com.

SAFE HARBOR PROVISION

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” , “plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations

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and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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IRIS INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited – in thousands- except per share data)

	For the three months ended September 30,		For the nine months ended September 30,
	2009	2008	2009	2008
Sales of IVD instruments	$5,136	$8,335	$16,772	$24,091
Sales of IVD consumables and service	13,254	11,537	38,658	34,319
Sales of sample processing instruments and supplies	3,796	3,552	10,673	10,405

Total revenues	22,186	23,424	66,103	68,815

Cost of goods – IVD instruments	3,371	4,876	10,656	13,133
Cost of goods – IVD consumable and service	4,955	4,916	15,148	14,747
Cost of goods – sample processing instruments and supplies	1,678	1,830	5,089	5,187

Total cost of goods sold	10,004	11,622	30,893	33,067

Gross profit	12,182	11,802	35,210	35,748

Marketing and selling	3,832	4,152	11,664	11,898
General and administrative	3,165	2,736	9,689	8,378
Research and development	2,870	2,754	8,549	8,010

Total operating expenses	9,867	9,642	29,902	28,286

Operating income	2,315	2,160	5,308	7,462
Other income (expense):
Interest income	215	276	640	871
Interest expense	(3)	(3)	(10)	(7)
Other income (expense)	(1)	(51)	20	(16)

Income before provision for income taxes	2,526	2,382	5,958	8,310
Provision for income taxes	610	764	1,639	2,663

Net income	$1,916	$1,618	$4,319	$5,647

Basic net income per share	$0.11	$0.09	$0.24	$0.31

Diluted net income per share	$0.11	0.09	$0.24	$0.30

Basic – average shares outstanding	17,751	18,205	17,701	18,333

Diluted – average shares outstanding	17,893	18,793	17,874	18,876

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